EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER OF 2012

STUDIO CITY, CA — February 22, 2013 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2012.

Operating Highlights

•                  Strong Operating and Financial Results. Adjusted EBITDA for the year ended December 31, 2012 increased 18% over last year to $137.7 million on the strength of an 8% increase in total revenues and a 2% decrease in programming costs.

•                  Hallmark Channel Holiday Programming Success. Over the course of its holiday schedule, from November 10 through December 30, Hallmark Channel ranked as the #1 cable network in weekend primetime (Sat-Sun, 8-11pm) among women 25-54, households, and total viewers according to Nielsen. With 1,100 hours of holiday programing, “Countdown to Christmas” reached more than 65.4 million unduplicated viewers overall, while the 12 new original movie premieres attracted more than 21.1 million unduplicated viewers and delivered the #1 rated ad-supported cable movie of the day for seven consecutive Saturdays. Five of those seven movies ranked as the #1 cable program of the day. The seasonal programming also brought Hallmark Channel its highest week of all time, from November 26 to December 2.

•                  Hallmark Movie Channel Achieves Key Distribution Milestone. Hallmark Movie Channel recently marked the important distribution benchmark of 50 million homes, with the channel’s February 2013 universe estimate at 49.8 million homes, an increase of 897,000 homes over the January 2013 universe estimate, according to Nielsen. Since becoming Nielsen measured in April 2010, Hallmark Movie Channel has added nearly 16 million new subscriber homes, representing the largest percentage increase of any cable network in that period.

•                  Original Content Continues to Draw Viewers to Hallmark Channel. Kicking off the year, the January 12 premiere of “The Nearlyweds” was the #1 rated prime time ad-supported cable movie of the day, earning a 1.2 household rating and reaching 2.1 million unduplicated viewers. One week later, the debut of “The Sweeter Side of Life” on January 19 delivered a 1.8 household rating and reached 3.1 million unduplicated viewers. “Be My Valentine”, the most recent original movie premiere, continued the trend with another 1.8 household rating and an audience of more than 3 million unduplicated viewers.

•                  Upfront Negotiations Nearly Completed. 2013 calendar year Upfront negotiations are nearly completed for both Hallmark Channel and Hallmark Movie Channel, reflecting the maintenance of strong relationships with a diverse group of high-quality, stable advertisers.

“We implemented a number of strategic initiatives and reached some key milestones in 2012 that positioned our business for strong results in fourth quarter and for the full year,” said Bill Abbott, President and CEO of Crown Media Family Networks. “Fourth quarter culminated in another highly successful run of Hallmark Channel’s ‘Countdown to Christmas’ campaign, which garnered record ratings and positively impacted advertising sales revenue. On the Hallmark Movie Channel side, the network continues to show impressive growth, recently reaching the key distribution benchmark of 50 million subscriber homes. At the outset of 2013, we have a strong foundation from which to further develop our business and monetize the gains we are seeing in ratings and distribution.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the fourth quarter of 2012 Crown Media reported revenue of $102.3 million, a 3% increase from $99.6 million in the fourth quarter of 2011. Advertising revenue increased 2% to $83.1 million from $81.7 million in the fourth quarter of 2011 due to Hallmark Movie Channel audience growth. Subscriber fee revenue increased 7% to $19.1 million from $17.8 million in the fourth quarter of 2011 due to contractual rate increases.

Crown Media reported revenue of $349.9 million for 2012, an 8% increase from $323.4 million for 2011. Advertising revenue increased 8% to $271.2 million during 2012 from $251.3 million during 2011. Subscriber fee revenue increased 9% to $78.0 million, from $71.7 million in the prior year.

For the fourth quarter of 2012, cost of services increased 1% to $39.8 million from $39.3 million during the same quarter of 2011.

For 2012 cost of services decreased 1% to $148.3 million from $149.0 million during 2011. Within cost of services, programming expenses decreased $2.2 million to $134.5 million due to the expiration of a number of programming license agreements.  Other cost of services including amortization of capital leases increased 12% from $12.3 million in 2011 to $13.7 million for 2012 due to increases in residual expense of $2.0 million from increased usage of original programming.

Selling, general and administrative expense increased 35% to $16.8 million for the fourth quarter of 2012 from $12.5 million during the same quarter of 2011 due to the increases in performance-based employee costs and legal expenses of $2.5 million and $1.5 million, respectively. Selling, general and administrative expense increased 9% for 2012 to $59.2 million from $54.2 million during 2011. Research costs increased $0.9 million, legal costs increased $1.7 million, and performance-based employee costs increased $4.0 million. During 2011 the Company recorded non-recurring banking fees of $2.5 million attributable to its June 2010 recapitalization.

Marketing expense increased to $2.2 million for the quarter ended December 31, 2012, from $6.3 million for the quarter ended December 31, 2011 due to the promotion of original holiday programming. Marketing expenses of $10.2 million for 2012 increased $0.4 million from $9.8 million for 2011.

Interest expense decreased $0.6 million for the three months ended December 31, 2012 as compared to the three months ended December 31, 2011. Interest expense on the Note was $8.0 million and $8.1 million for the three months ended December 31, 2011 and 2012, respectively. Interest expense on the Term Loan was $3.3 million and $3.0 million for the three months ended December 31, 2011 and 2012, respectively.

Interest expense increased $20.2 million for 2012 as compared to 2011 due to the 2010 Recapitalization and the treatment of this transaction under troubled debt restructuring accounting.  Interest expense on the Term A and Term B loans was $1.5 million for 2011. Interest expense on the Note was $14.8 million and $32.2 million for 2011 and 2012, respectively. Interest expense on the Term Loan was $6.0 million and $12.2 million for 2011 and 2012, respectively.

The Company recorded income tax expense of $0.5 million for the three months ended December 31, 2011. The income tax benefits recorded for the three months and year ended December 31, 2012, were $44.8 million and $22.6 million, respectively. During 2011, the Company released $236.0 million of valuation allowance while the Company released $54.2 million of valuation allowance during 2012.

Adjusted EBITDA was $38.5 million for the fourth quarter of 2012 compared to $42.3 million for the same period last year. Cash provided by operating activities totaled $10.5 million for the fourth quarter of 2012 compared to $15.5 million for the same period last year. The net income to common shareholders for the quarter ended December 31, 2012, totaled $70.1 million, or $0.19 per share, compared to $29.9 million, or $0.08 per share, in the fourth quarter of 2011.

Adjusted EBITDA was $137.7 million for 2012 compared to $116.9 million for 2011. Cash provided by operating activities totaled $30.7 million for 2012 compared to $41.5 million for 2011.  Net income to common shareholders for 2012 totaled $107.4 million, or $0.30 per share, compared to $249.0 million, or $0.69 per share, for 2011.

Conference Call and Webcast to be Held Friday, February 22nd, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the fourth quarter and year ended December 31, 2012. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 87608420. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days following the call beginning at 1:00 p.m. Eastern Time on Friday, February 22nd at (855) 859-2056  (Domestic) or (404) 537-3406 (International), using the conference number 87608420.

About Crown Media Holdings

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies, general entertainment, and an array of home and lifestyle content. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in 50 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly original movies with a mix of classic theatrical films, and presentations from the acclaimed Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell, 212.445.6690

anniehowell@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenue:
Advertising	$82,045	$80,645	$268,252	$249,888
Advertising by Hallmark Cards	1,079	1,079	2,990	1,437
Subscriber fees	19,053	17,774	78,005	71,668
Other revenue	124	70	623	368
Total revenue, net	102,301	99,568	349,870	323,361
Cost of services:
Non-affiliate programming	34,864	35,277	131,186	134,742
Hallmark Cards affiliate programming	1,295	799	3,363	2,040
Amortization of capital lease	290	290	1,158	1,158
Other cost of services	3,375	2,950	12,546	11,108
Total cost of services	39,824	39,316	148,253	149,048
Selling, general and administrative expense	16,814	12,484	59,156	54,224
Marketing expense	8,510	6,308	10,179	9,816
Depreciation and amortization expense	408	358	1,477	1,455
Gain on extinguishment of indemnification	—	(1,246)	—	(1,246)
Income from operations before interest and income tax expense	36,745	42,348	130,805	110,064
Interest expense	(11,401)	(11,971)	(46,056)	(25,857)
Income from operations before income tax expense	25,344	30,377	84,749	84,207
Income tax benefit (expense)	44,768	(504)	22,604	234,589
Income before gain from sale of discontinued operations	70,112	29,873	107,353	318,796
Gain from sale of discontinued operations, net of tax	—	1	—	189
Net income and comprehensive income	70,112	29,874	107,353	318,985
Income allocable to Preferred Stockholder	—	—	—	(69,974)
Net income attributable to common stockholders	$70,112	$29,874	$107,353	$249,011
Net income per share — basic	$0.19	$0.08	$0.30	$0.69
Net income per share — diluted	$0.19	$0.08	$0.30	$0.69
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of December 31,
	2012	2011

ASSETS

Cash and cash equivalents	$43,705	$35,181
Accounts receivable, less allowance for doubtful accounts of $245 and $181, respectively	92,062	83,798
Programming rights	85,946	98,158
Prepaid programming rights	13,820	11,533
Deferred tax asset, net	34,200	14,200
Prepaid and other assets	2,326	1,174
Total current assets	272,059	244,044
Programming rights	174,971	154,428
Prepaid programming rights	13,748	—
Property and equipment, net	10,455	11,236
Deferred tax asset, net	225,149	221,800
Debt issuance costs, net	10,421	11,711
Other assets	3,826	1,217
Goodwill	314,033	314,033
Total assets	$1,024,662	$958,469

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$25,801	$15,391
Audience deficiency reserve liability	5,679	10,256
Programming rights payable	112,503	135,768
Payables to Hallmark Cards affiliates	1,239	4,051
Interest payable	14,468	17,135
Current maturities of long-term debt	19,600	19,600
Total current liabilities	179,290	202,201
Accrued liabilities	15,852	16,667
Programming rights payable	30,121	8,737
Long-term debt, net of current maturities	468,040	487,368
Total liabilities	693,303	714,973

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2012 and 2011	3,597	3,597
Paid-in capital	2,062,751	2,082,241
Accumulated deficit	(1,734,989)	(1,842,342)
Total stockholders’ equity	331,359	243,496
Total liabilities and stockholders’ equity	$1,024,662	$958,469

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income	$70,112	$29,874	$107,353	$318,985
Gain from sale of discontinued operations	—	(1)	—	(189)
Gain from extinguishment of indemnification	—	(1,246)	—	(1,246)
Promotion and placement expense	297	317	1,191	1,211
Depreciation and amortization	698	648	2,635	2,613
Interest expense	11,401	11,971	46,056	25,857
Income tax (benefit) expense	(44,768)	504	(22,604)	(234,589)
Bank fees	—	—	—	2,500
Long term incentive plan expense	692	199	2,804	1,673
Restricted stock unit compensation	39	39	237	67
Adjusted earnings before interest, taxes, depreciation and amortization	$38,471	$42,305	$137,672	$116,882

Programming and other amortization	36,555	32,203	129,345	126,255
Provision for allowance for doubtful account	(17)	193	39	454
Changes in operating assets and liabilities:
Change to programming rights	(62,439)	(31,882)	(131,964)	(140,464)
Change to prepaid programming rights	10,023	6,872	(16,035)	(7,434)
Change in programming rights payable	22,254	(5,970)	(1,033)	8,949
Interest paid	(3,115)	(3,379)	(46,909)	(5,951)
Amounts paid to Hallmark Cards under tax agreements	(11,740)	(761)	(22,338)	(11,296)
Changes in other operating assets and liabilities, net of adjustments above	(19,497)	(24,106)	(18,097)	(45,913)
Net cash provided by operating activities	$10,495	$15,475	$30,680	$41,482

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$10,495	$15,475	$30,680	$41,482
Net cash used in investing activities	(395)	(321)	(1,376)	(1,145)
Net cash used in financing activities	(831)	(975)	(20,780)	(35,721)
Net increase in cash and cash equivalents	9,269	14,179	8,524	4,616
Cash and cash equivalents, beginning of period	34,436	21,002	35,181	30,565
Cash and cash equivalents, end of period	$43,705	$35,181	$43,705	$35,181